Exhibit 4.49

Dated the 1st day of November 2006

HUA YANG PRINTING HOLDINGS CO. LTD.
(as Borrower)

and

CORNERSTONE OVERSEAS INVESTMENTS LIMITED
(as Lender)

AGREEMENT FOR
HK$35,000,000 FACILITY

Solicitors
普笵糘律師 事 務 所

35th Floor, Two International Finance Centre,
8 Finance Street,
Central, Hong Kong

Tel: (852) 2511 5100 Fax: (852) 2511 9515
Website: www.prestongates.com

Our ref: 42547-00004/NKA/MHCW/COYY

THIS AGREEMENT is made on the 1st day of November 2006

BETWEEN:

(1)
HUA YANG PRINTING HOLDINGS CO. LTD., a company incorporated in Hong Kong with limited liability and whose registered office is at Flat B, 25/F, Block 1, Taiping Industrial Centre, 57 Ting Kok Road, Tai Po, New Territories, Hong Kong, as borrower (“Borrower”); and

(2)
CORNERSTONE OVERSEAS INVESTMENTS LIMITED, a company incorporated in British Virgin Islands - whose registered office is PO Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands, as lender (“Lender”).

WHEREAS:

(A)	The Borrower is a wholly-owned subsidiary of Grand Toys International Limited (“Grand Toys”), a Hong Kong corporation and listed on the NASDAQ (Stock Code: GRIN).

(B)	The Lender is a company controlled by Mr. Jeff Hsieh Cheng which in turn is Grand Toys’ majority shareholder.

(C)	The Lender agrees to lend and the Borrower agrees to borrow the Facility (as defined below) subject to and upon the terms and conditions of this Agreement.

IT IS HEREBY AGREED as follows:

1.	INTERPRETATION

1.1	Definitions

In this Agreement, unless the context requires otherwise:

“Advance”	means each lending under the Facility pursuant to Clause 3 or, as the context may require, the principal amount advanced to the Borrower on each such occasion;

“Banking Day”	means a day (excluding Saturday and Sunday) on which banks are open for business in Hong Kong;

“Charge”	means:

(a) any mortgage, charge, pledge, lien, encumbrance, hypothecation or other security interest or security arrangement of any kind;

(b) any arrangement whereby any rights are subordinated to any rights of any third party; and

(c) any contractual right of set off; and

(d)
the interest of a vendor or lessor under any conditional sale agreement, lease, hire purchase agreement or other title retention arrangement other than an interest in a lease or hire purchase agreement which arose in the ordinary course of business;

“Facility”	means the loan facility to be made available under this Agreement;

“Grand Toys”	shall have the meaning prescribed to it in Recital A;

“HK Dollars” and “HK$”	mean the lawful currency for the time being of Hong Kong;

“Hong Kong”	means the Hong Kong Special Administrative Region of the People’s Republic of China;

“Loan”	means the aggregate principal amount drawn and for the time being outstanding under the Facility; and

“Unpaid Sum”	shall have the meaning ascribed to it in Clause 4.4.

1.2	Construction

In this Agreement, unless the context requires otherwise, any reference to:

“including” or “includes”	means including or includes without limitation;

“indebtedness”	includes any obligation of any person for the payment or repayment of money, whether present or future, actual or contingent, including but not limited to any such obligation:

	(a)	under or in respect of any acceptance, bill, bond, debenture, note or similar instrument;

	(b)	under or in respect of any guarantee, indemnity, counter security or other assurance against financial loss;

	(c)	in respect of the purchase, hire or lease of any asset or service; or

	(d)	in respect of any indebtedness of any other person whether or not secured by or benefiting from a Charge on any property or asset of such person;

“law” and/or “regulation”
includes any constitutional provisions, treaties, conventions, statutes, acts, laws, decrees, ordinances, subsidiary and subordinate legislation, orders, rules and regulations having the force of law and rules of civil and common law and equity;

“order”	includes any judgment, injunction, decree, determination or award of any court, arbitration or administrative tribunal;

“person”
includes any individual, company, body corporate or unincorporated or other juridical person, partnership, firm, joint venture or trust or any federation, state or subdivision thereof or any government or agency of any thereof;

“tax”
includes any tax, levy, duty, charge, impost, fee, deduction or withholding of any nature now or hereafter imposed, levied, collected, withheld or assessed by any taxing or other authority and includes any interest, penalty or other charge payable or claimed in respect thereof and “taxation” shall be construed accordingly.

1.3	Successors and Assigns

The expressions “Borrower” and “Lender” shall where the context permits include their respective successors and permitted assigns and any persons deriving title under them.

1.4	Miscellaneous

In this Agreement, unless the context requires otherwise, references to statutes or statutory provisions shall be construed as references to such statutes or statutory provisions as the same may be or have been replaced, amended, modified or re enacted from time to time; words importing the singular include the plural and vice versa and words importing a gender include every gender; unless otherwise stated, references to Clauses and Schedule are to clauses of and schedule to this Agreement and references to this Agreement include its Schedule. Clause headings are inserted for reference only and shall be ignored in construing this Agreement.

2.	THE FACILITY

2.1	Amount

Subject to the provisions of this Agreement the aggregate principal amount of the Facility available to the Borrower is THIRTY-FIVE MILLION HK Dollars (HK$35,000,000).

2.2	Purpose

The proceeds of the Facility was used by the Borrower to settle the bank loan outstanding from the Borrower to Industrial and Commercial Bank of China (Asia) Limited on November 2006.

3.	ADVANCE

3.1	Availability of Advance

Subject to the terms and conditions of this Agreement, the Facility shall be advanced by the Lender to the Borrower in such currency and on such date as shall be nominated by the Borrower.

4.	INTEREST

4.1	Interest

The Borrower shall pay interest on the Loan in accordance with the provisions of this Clause 4 on or before each scheduled repayment date as set out in Schedule I.

4.2	Rate of Interest

The rate of interest applicable to the Loan or the relevant part thereof shall be Hong Kong Dollar Prime Rate as quoted by The Hongkong Shanghai Banking Corporation Limited plus one per cent (1%) per annum.

4.3	Calculation of Interest

Interest at the rate determined as aforesaid shall accrue from the date of drawdown until the date of repayment from day to day, shall be calculated on the basis of the actual number of days elapsed and a 360 day year, including the first day of the period during which it accrues but excluding the last, and shall be paid in arrears on each scheduled repayment date.

4.4	Default Interest

In the event of default of payment by the Borrower of all or any part of the principal amount of the Facility and interest thereon (“Unpaid Sum”) in accordance with clause 5 below, default interest on the Unpaid Sum shall accrue from the due date until the date of payment at the fixed rate of 18% per annum.

5.	REPAYMENT AND PREPAYMENT

5.1	Repayment

Without prejudice to Clause 5.2, the Borrower shall repay the Loan together with any interest accrued thereon on or before each scheduled repayment date as set out in Schedule I.

5.2	Voluntary Prepayment

The Borrower may, without any penalty, premium or other prepayment fee, prepay all or part of the Loan at any time, provided that at the time of prepayment, the Borrower shall also pay to the Lender all other sums (if any) then due and payable by the Borrower under this Agreement.

5.3	Provisions applicable to Prepayments

Any notice of prepayment given by the Borrower under any provision of this Agreement shall be irrevocable and the Borrower shall be bound to make a prepayment in accordance therewith. Amounts prepaid may not be re-borrowed under this Agreement. The interest paid by the Borrower under Clause 4.2 shall be non-refundable notwithstanding any prepayment.

6.	CHANGE OF LAW OR CIRCUMSTANCES

If it becomes unlawful for the Lender to give effect to its obligations hereunder, the Lender shall so notify the Borrower, whereupon the Facility shall be cancelled. The Borrower shall forthwith after such notification, or such longer period as the Lender may certify as being permitted by the relevant law, prepay the Loan in full together with interest accrued thereon to the date of prepayment and any other monies owing hereunder.

7.	TAXES AND OTHER DEDUCTIONS

7.1	No Deductions or Withholdings

All sums payable by the Borrower under this Agreement shall be paid in full without set off or counterclaim or any restriction or condition and free and clear of any tax or other deductions or withholdings of any nature. If the Borrower or any other person is required by any law or regulation to make any deduction or withholding (on account of tax or otherwise) from any payment, the Borrower shall, together with such payment, pay such additional amount as will ensure that the Lender receives (free and clear of any tax or other deductions or withholdings) the full amount which it would have received if no such deduction or withholding had been required. The Borrower shall promptly forward to the Lender copies of official receipts or other evidence showing that the full amount of any such deduction or withholding has been paid over to the relevant taxation or other authority.

7.2	Advance Notification

If at any time the Borrower becomes aware that any such deduction, withholding or payment contemplated by Clause 7.1 is or will be required, they shall immediately notify the Lender and supply all available details thereof.

8.	FEES AND EXPENSES

Each party shall bear its own costs and expenses incurred in connection with the negotiation, preparation, execution and (where relevant) registration of this Agreement and any other documentation required hereunder or thereunder and the arrangement of the Facility.

9.	PAYMENTS AND EVIDENCE OF DEBT

9.1	Advances

The amounts advanced by the Lender under this Agreement were utilized by the Borrower to settle its bank loan outstanding due to Industrial and Commercial Bank of China (Asia) Limited on November 2006.

9.2	Payments by Borrower

The monthly principal payment by the Borrower under this Agreement shall be made to the Lender by issuing eighteen (18) posted dated cheques payable to “Cornerstone Overseas Investments, Limited at the end of the each calendar month from 31 January 2007 to 30 June 2008immediately upon completion of this Agreement. At the first day of each calendar month, the Lender shall issue debit note regarding the interest payment to the Borrower and the Borrower shall within five business working days deposit the relevant interest money into the Lender’s bank account maintained with Industrial and Commercial Bank of China (Asia) Limited and the relevant bank account number is 861-011-117686 and return the original bank-in-slip to the Borrower for evidence upon payment.

9.3	Allocation of Receipts

If any amount received by the Lender is less than the full amount due, the Lender shall have the right to allocate the amount received towards principal, interest and/or other sums owing hereunder as it considers appropriate.

9.4	Banking Days

If any sum would otherwise become due for payment on a non Banking Day that sum shall become due on the next following Banking Day and interest shall be adjusted accordingly, except that if any repayment due under Clause 5.1 would then become due in another calendar month such repayment shall become due on the immediately preceding Banking Day.

9.5	Evidence of Debt

The Lender shall maintain on its books in accordance with its usual practice a set of accounts recording the amounts from time to time owing by the Borrower hereunder. In any legal proceeding and otherwise for the purposes of this Agreement the entries made in such accounts shall, in the absence of manifest error, be conclusive and binding on the Borrower as to the existence and amounts of the obligations of the Borrower recorded therein.

9.6	Certificate Conclusive and Binding

Where any provision of this Agreement provides that the Lender may certify or determine an amount or rate payable by the Borrower, a debit note to be issued by the Lender as to such amount or rate shall be conclusive and binding on the Borrower in the absence of manifest error.

10.	WAIVER AND SEVERABILITY

Time is of the essence of this Agreement but no failure or delay by the Lender in exercising any right, power or remedy hereunder shall impair such right, power or remedy or operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. The rights, powers and remedies herein provided are cumulative and do not exclude any other rights, powers and remedies provided by law. If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, the legality, validity and enforceability of such provision under the law of any other jurisdiction, and of the remaining provisions of this Agreement, shall not be affected or impaired thereby.

11.	MISCELLANEOUS

11.1	Execution

This Agreement shall become effective as of the date hereof.

11.2	Entire Agreement

This Agreement and the documents referred to herein constitute the entire obligation of the parties hereto and supersede any previous expressions of intent or understandings in respect of this transaction.

11.3	Amendments in Writing

No amendment to this Agreement shall be valid unless it is evidenced by a written agreement executed by the parties hereto.

11.4	Counterparts

This Agreement may be executed in counterparts and by different parties on separate counterparts which when taken together shall be deemed to constitute one agreement.

11.5	Legal Representation

The parties hereby acknowledge that Preston Gates & Ellis only act for the Borrower in connection with this Agreement, and the Lender has been duly advised to seek independent legal advice and to obtain separate legal representation.

12.	ASSIGNMENT

12.1	The parties hereto agree that neither the Borrower nor the Lender shall have the right to assign or transfer any of its rights or obligations hereunder unless with written consent of the other party.

12.2	Confidentiality

Each party to this Agreement (together the “Parties” and separately, each a “Party”) shall not disclose to any third party any information relating to the Facility or any information consisting of the terms of this arrangement, evaluation materials, financial statements or any other information which has commercial or other value and is confidential or proprietary in nature, and otherwise not generally available to the public (the “Confidential Information”). The Parties agree that all such Confidential Information which is disclosed will be (i) treated confidentially by each Party and their employees, affiliates and agents, and (ii) used solely in connection with the performance of the Parties obligations under this Agreement and not for any other purpose. The Parties further agree to use best efforts to safeguard the Confidential Information from any unauthorized use and with at least the same duty of care that each Party and their respective employees and agents use to safeguard their own Confidential Information and will protect against distribution, reproduction or disclosure to anyone other than their directors, officers, employees or agents who need to know such information solely in connection with this Agreement. The foregoing provisions in this Clause 18.4 shall not apply to any disclosure required by any applicable law or regulation of Hong Kong or elsewhere. The provisions of this Clause 18.4 shall survive any termination of this Agreement.

13.	NOTICES

13.1	Delivery

Each notice, demand or other communication to be given or made under this Agreement shall be in writing and delivered or sent to the relevant party at its address or fax number set out below (or such other address or fax number as the addressee has by five (5) days’ prior written notice specified to the other party):

To the Lender:	UG202, UG2/F, Chinachem Golden Plaza, 77 Mody Road, Tsimshatsui, Kowloon, Hong Kong Fax Number: 852-2628 1212 Attention: Ms. Pansy Yiu/Venus Tso

To the Borrower:	Flat B, 25/F., Block 1, Taiping Industrial Centre, 57 Ting Kok Road, Tai Po, New Territories, Hong Kong Fax Number: 852-2411 0235 Attention: Mr. Alan SL Chan

13.2	Deemed Delivery

Any notice, demand or other communication so addressed to the relevant party shall be deemed to have been delivered (a) if given or made by hand, when actually delivered to the relevant address or (b) if given or made by fax, when despatched with a report of the sender confirming successful transmission.

14.	GOVERNING LAW AND JURISDICTION

14.1	Law

This Agreement and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the laws of Hong Kong.

14.2	Jurisdiction

The parties irrevocably agree with each other that any legal action or proceeding arising out of or relating to this Agreement may be brought in the courts of Hong Kong and irrevocably submits to the non exclusive jurisdiction of such courts.

IN WITNESS WHEREOF this Agreement has been executed on the day and year first above written.

THE BORROWER

SIGNED by KEVIN MURPHY,	)
a director of	)
HUA YANG PRINTING HOLDINGS	)
CO. LTD.	)
in the presence of:	)
)
)
/s/ Chan Shui Lun	)
Signature of Witness	) )
)
)
CHAN SHUI LUN	)	/s/ Kevin Murphy
Name of Witness (block letters))		Signature of Kevin Murphy

THE LENDER

SIGNED by JEFF HSIEH CHENG,	)
a director of	)
CORNERSTONE OVERSEAS	)
INVESTMENTS LIMITED	)
in the presence of:	)
)
)
/s/ Yip Po Kuen Signature of Witness	) )
)
)
YIP PO KUEN Name of Witness (block letters)	) )	/s/ Jeff Hsieh Cheng Signature of Jeff Hsieh Cheng

SCHEDULE I

REPAYMENT SCHEDULE

Repayment date	Principal HK$
31 January 2007	1,500,000
28 February 2007	1,500,000
31 March 2007	1,500,000
30 April 2007	1,500,000
31 May 2007	2,500,000
30 June 2007	2,500,000
31 July 2007	2,500,000
31 August 2007	2,500,000
30 September 2007	2,500,000
31 October 2007	2,500,000
30 November 2007	1,500,000
31 December 2007	1,500,000
31 January 2008	1,500,000
28 February 2008	1,500,000
31 March 2008	1,500,000
30 April 2008	1,500,000
31 May 2008	2,500,000
30 June 2008	2,500,000
35,000,000